   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 2000.


                                                      REGISTRATION NO. 333-94963

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1



                                       TO


                                    FORM F-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           FOR SECURITIES OF CERTAIN
                            FOREIGN PRIVATE ISSUERS
                            ------------------------

                              MADGE NETWORKS N.V.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                THE NETHERLANDS
                          (STATE OR OTHER JURISDICTION
                       OF INCORPORATION OR ORGANIZATION)
                                 NOT APPLICABLE
                                (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

                          TRANSPOLIS SCHIPHOL AIRPORT
                               POLARIS AVENUE 23
                               2132 JH HOOFDDORP
                                THE NETHERLANDS
                                (31) 23 5649 123
                         (ADDRESS AND TELEPHONE NUMBER
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               MICHAEL F. KEILTY
                              MADGE NETWORKS, INC.
                        ONE STATE STREET PLAZA, 12TH FL.
                            NEW YORK, NEW YORK 10004
                                 (212) 709-1000
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)



                            ------------------------
                                   Copies to:

                             KIRSTIE HALLGATE, ESQ.
                              MADGE NETWORKS LTD.
                                 WEXHAM SPRINGS
                             FRAMEWOOD ROAD, WEXHAM
                           BERKSHIRE SL3 6PJ ENGLAND
                                 44-1753-661256

                             NILENE R. EVANS, ESQ.
                            MORRISON & FOERSTER LLP
                          1290 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10104
                                 (212) 468-8000

                            WILLIAM D. SHERMAN, ESQ.
                            MORRISON & FOERSTER LLP
                               755 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 813-5600

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]



     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


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

PROSPECTUS

                                  $30,000,000

                              MADGE NETWORKS N.V.

                                DEBT SECURITIES
                                 COMMON SHARES
                       WARRANTS TO PURCHASE COMMON SHARES
                            SHARE PURCHASE CONTRACTS
                              SHARE PURCHASE UNITS
                      WARRANTS TO PURCHASE DEBT SECURITIES

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. The shelf process allows us to sell any combination of the following securities described in this prospectus in one or more offerings up to a total dollar amount of $30,000,000:

     - debt securities;

     - common shares;

     - warrants to purchase common shares;

     - share purchase contracts;

     - share purchase units; and

     - warrants to purchase debt securities.

     This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement containing specific information about the terms of the securities. The prospectus supplement also may add information or change information contained in this prospectus.

     We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. The prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. See "Plan of Distribution."

     Our common shares trade on the Nasdaq National Market under the symbol "MADGF".
                            ------------------------

     INVESTING IN THE SECURITIES WE MAY OFFER INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.
                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                            ------------------------


January 28, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Madge Networks N.V. ........................................    1
Risk Factors................................................    2
Use of Proceeds.............................................    7
Description of Securities That May Be Offered...............    8
Summary of Certain Provisions of the Articles of Association
  and Other Matters.........................................   16
Plan of Distribution........................................   18
Legal Matters...............................................   18
Experts.....................................................   19
Where You Can Find More Information.........................   19

                            ------------------------

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus, prospectus supplement or in any document incorporated by reference in this prospectus are forward-looking. In particular, the statements herein that refer to improvements in operating results in 2000, finding acceptable additional sources of funding and other statements that are not completely historical are forward-looking statements. Forward-looking statements reflect our current expectations and are inherently uncertain. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described elsewhere in this prospectus. For more information on risk, please refer to the section entitled "Risk Factors" that appears in this prospectus, as well as to our filings with the Securities and Exchange Commission on Form 20-F and Form 6-K.

                            ------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR SECURITIES.

     NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF ANY SECURITIES OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

                              MADGE NETWORKS N.V.

     Madge Networks N.V. ("Madge or the Company") is a global managed network services and product solutions provider specializing in mission-critical enterprise needs. Our goal is to optimize the implementation of enterprises' voice, video and data networks with the ultimate aim of converging all networking needs on Internet Protocol (IP) solutions. We operate through two divisions, Madge.web and Madge.connect, which became separate legal groups at the end of 1999. Madge.web provides global managed communications and electronic content delivery, with a focus on supporting the specialized applications of the financial services and media/publishing industries. Madge.connect is a leading global supplier of advanced Token Ring local area network and video networking solutions. We serve our international customer base for our products through a global network of distributors and resellers and market our managed network services primarily directly to business customers.

     Madge Networks N.V. (Nasdaq: MADGF), a public limited liability company, was incorporated in The Netherlands in April 1993 and completed an initial public offering in August 1993. Our registered offices in The Netherlands are located at Transpolis Schiphol Airport, Polaris Avenue 23, 2132 JH, Hoofddorp, The Netherlands, and our telephone number is (31) 23 5649 123. Our Director of Investor and Public Relations is Ms. Lisa Ellis, who may be contacted at One State Street Plaza, 12th Floor, New York, New York 10004, telephone number (212) 709-1007.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that event, the trading price of our securities could decline, and you may lose part or all of your investment.

           RISKS RELATED TO OUR FINANCIAL CONDITION AND OUR BUSINESS

WE HAVE HAD DIFFICULTY MANAGING OUR CHANGING OPERATIONS AND ACQUISITIONS, WHICH HAS HARMED AND MAY CONTINUE TO HARM OUR BUSINESS

     We acquired several businesses over the last five years, including Lannet Data Communications, Ltd. in November 1995, Teleos Communications, Inc. in February 1996, Gains International in February 1999 and the Token Ring business of Olicom A/S in August 1999. These companies previously operated independently, and we have had some difficulties integrating their operations into our own. We sold Lannet to Lucent Technologies in August 1998; however, we may experience integration problems with regard to the remaining entities, which may be similar to those experienced in the past or possibly new problems. Because of these acquisitions and changes in our operations, we have continued to reallocate resources from our pre-acquisition products to our newer offerings. These reallocations could decrease our revenue. The continuing challenge of managing our current products and operations may lead us to further readjust our business priorities and resource allocation. These adjustments could harm our business.

     We reorganized our operational and internal reporting structure in 1999 into products and services segments. We now operate through two divisions, Madge.web and Madge.connect, which became separate legal groups at only the end of 1999. Madge.web provides global managed communications and electronic content delivery with a focus on supporting the specialized applications of the financial services and media/publishing industries. Madge.connect is a global supplier of our traditional Token Ring local area network and video networking solutions. This corporate structure, which includes our recent acquisition of Gains, is untested and our Madge.web market largely unproven. If we are unsuccessful developing the Madge.connect and Madge.web businesses, our business and results of operations will be further strained.

     The restructuring of our business, the sale of our Token Ring manufacturing facility and the sale of Lannet resulted in a net reduction in headcount of approximately two-thirds between July 1997 and September 1998. Previous centers of business, including San Jose, California, Tokyo and Hong Kong, were substantially downsized or closed. These events have adversely affected and are expected to continue to adversely affect our business. The challenge of managing expenses to changing sources of revenue may lead us to adjust further our business priorities and resource allocation.

     As a result of these acquisitions and ongoing restructuring and downsizing, including the recent reduction in the headcount of the Madge.connect division, our management personnel have had increased responsibilities, which has strained and may continue to strain operational, management, financial and other resources and weaken our ability to retain employees. In addition, there can be no assurance that we will successfully integrate any future acquisitions into our operations.

WE WILL NEED ADDITIONAL FUNDS TO SUPPORT OUR BUSINESS PLAN

     We did not generate cash from operations in the year ended December 31, 1999. Although spending levels are influenced by many factors, based upon our current plans we will need to raise additional capital during the second quarter of 2000 to meet our anticipated needs for working capital, capital expenditures and operating losses of Madge.web in its growth phase. During the third quarter of 1999, we announced plans to invest approximately $85 million in Madge.web over the next two years. We plan to fund this cash requirement both through lease funding and other sources of financing and we are currently exploring the options available to meet these investment plans. There can be no assurance at this time that our currently projected requirements will be sufficient or that our requirements will remain the same given the fact our

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

business is changing and we actively review business priorities, resource allocation and new business opportunities. If during such period, or thereafter, we are not successful in raising additional capital when required in sufficient amounts and on acceptable terms, these failures would result in our having to review our current business plans, which might include a significant reduction in our planned capital expenditures or a sale of a part of our business. If we raise additional funds through the issuance of equity or convertible debt securities of the parent company or any subsidiary, the percentage ownership of our shareholders may be reduced.

OUR REVENUE, EXPENSES, LIQUIDITY AND OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATION, WHICH COULD CONTRIBUTE TO DISPARATE QUARTERLY RESULTS

     We have experienced quarterly fluctuations in operating results and anticipate that these fluctuations will continue. Various factors contribute to this uncertainty, including:

     - the timing of operating expenditures;

     - the size and timing of customer orders;

     - the mix of products sold;

     - the mix of distribution channels through which our products are sold;

     - economic conditions specific to the personal computer and computer networking industries including any ongoing impact that Year 2000 issues may have on the purchase and installment of computer and computer networking equipment;

     - the pattern of end-user purchasing cycles;

     - the introduction of new products by us and our competitors; and

     - general economic conditions.

     We also believe that, in our industry, net sales in the first quarter of each year are typically weak, and that pattern may be exacerbated as a result of Year 2000 issues. We generally operate with little backlog in our product business (Madge.connect) although we sometimes receive end-of-quarter orders that are not shipped until the following quarter. Madge.web enters into customer contracts, typically for one year or more, that provide for either monthly or quarterly payments to be made and as such Madge.web revenue is also subject to fluctuation as customer contracts end, tariff rates change and new contracts are signed. Additionally, a significant portion of our operating expenses are fixed expenditures, based primarily on sales forecasts determined months or years in advance. If net sales do not meet our expectations in any period, our operating results will be adversely affected. Moreover, restructuring expenses have strained and may continue to strain our cash resources. In the nine months ended September 30, 1999 we did not generate cash from operations. If actual expenditures exceed estimates or if the timing of the charges changes, we will expense additional amounts in future quarters. Any one or combination of these factors and our failure to adequately anticipate their effect could contribute to wide period-to-period fluctuations and could materially and adversely affect our business.

WE CONTINUE TO BE DEPENDENT UPON REVENUE GENERATED BY OUR TOKEN RING BUSINESS

     Our revenue has largely been derived from the sale and licensing of Token Ring products and technology. We derived approximately 65%, 65% and 72% of our net sales from our Token Ring products for the years ended December 31, 1996, 1997 and 1998, respectively. Further, in part as a result of the sale of Lannet in August 1998, our Token Ring products accounted for 81% of our net sales for the nine months ended September 30, 1999. Thus, we depend upon the continued market acceptance of Token Ring and related technologies. But our total sales of Token Ring adapter cards have declined over for the last two years and we believe they could continue to decline. If the Token Ring market remains static, or declines further, our net sales and profitability could further decrease unless we are successful in our strategy of building market share.

WE RELY ON THIRD-PARTY SUPPLIERS OF INTERNET CAPACITY, THE INTERRUPTION OR LOSS OF WHICH WOULD HARM OUR MADGE.WEB OPERATIONS

     Madge.web leases transmission capacity from many suppliers, both to link customers to our network and for other transmissions. We could experience delays or interruptions in transmission capacity from these suppliers. Additionally, we may be unable to obtain such services within the requisite time periods or at a reasonable cost. We may also be unable to purchase international capacity where it is economically and legally feasible. Any failure to obtain transmission capacity in a particular jurisdiction or any interruption of local access could disrupt our service and harm our Madge.web operations and customer relationships.

LOSS OR MODIFICATION OF OUR RELATIONSHIPS WITH THIRD-PARTY DISTRIBUTORS AND RESELLERS WOULD HARM OUR OPERATIONS AND SALES

     A majority of our product sales are fulfilled and distributed worldwide through a network of distributors, large system integrators, value-added resellers and original equipment manufacturers. Our indirect distribution channels vary by division and from country to country. In the United States, the distribution channels include major national distributors, such as Ingram Micro, Inc. and Tech Data Corporation, Inc. In Europe, Asia and other markets, we sell our products through a combination of locally based and pan-European distributors and resellers, as well as directly to end-users. We generally do not have long-term contracts with these distributors and resellers. We must now also depend on distributors of the former Olicom product line, many of which do not have an established relationship with us. The loss of a distributor or reseller in a particular region could impair our operations in that region. Any resulting declines in sales could decrease revenue. Until alternative distribution channels could be established, if at all, our business would suffer. The loss of a number of key sales personnel may affect our ability to manage our distributors and resellers and continue to secure revenue from them.

OUR PRODUCTS AND SERVICES MAY CONTAIN DEFECTS THAT MAY CAUSE US TO INCUR SIGNIFICANT COSTS, DIVERT OUR ATTENTION FROM PRODUCT AND SERVICES DEVELOPMENT AND RESULT IN THE LOSS OF CUSTOMERS

     Networking products frequently contain undetected software and hardware defects when first introduced or as new versions are released. Our products are complex and defects may occasionally be found. In addition, our products are often embedded in or deployed in conjunction with our customers' products, which incorporate a variety of components produced by third parties. We may on occasion sell products which are manufactured by others and for which we lack resources and familiarity to trouble-shoot and service effectively. As a result, when problems occur, it may be difficult to identify the source of the problem. Our services rely upon an often complex series of network connections and transmissions, some of which are, or will be brand new and as yet untested. Any problems that occur may be difficult to identify and rectify given the complex nature of the networks and transmissions and the third party suppliers involved. If problems are found in either the products or services division, we may divert resources to address the problem and may incur significant damages or warranty and repair costs. We may divert the attention of our engineering personnel from product and/or services development and we could face significant customer relation problems or the loss of customers. These problems may then adversely impact our business.

RETURNS OR WARRANTY COSTS IN EXCESS OF OUR BUDGETED AMOUNTS COULD HARM OUR REVENUES

     The terms of our reseller and distributor relationships subject us to certain risks. We grant some resellers and distributors limited rights to exchange unsold products for new purchases. Although we allow for projected returns, these allowances may not be sufficient to offset product returns in the future. In addition, we sometimes provide price protection to certain distributors. A significant decrease in the price of our products, which exceed the amounts that we have reserved, could have an adverse effect on our operating results. Moreover, the warranty reserves may not cover actual costs. If any one of these allowances is inadequate, our revenue could decrease.

THE LOSS OF THE SERVICES OF OUR MANAGEMENT AND OTHER KEY EMPLOYEES COULD HARM OUR RESULTS OF OPERATIONS AND INHIBIT GROWTH

     Our success depends on the contributions of Robert H. Madge, our principal founder and chief executive officer. The loss of Mr. Madge's services could harm our results of operations and competitive position. We also depend upon a limited number of members of senior management and other key employees. The loss of the services of key personnel following our 1997 and 1998 restructuring has compromised and could continue to compromise the efficiency of our operations. We may also lose key personnel as a result of the restructuring in Madge.connect. In addition, our acquisitions since 1995 and subsequent restructurings strained and may continue to strain operational, financial and other resources and may weaken our ability to attract and retain employees. Due to the level of technical and management expertise necessary to our industry, we must recruit and retain highly qualified and well-trained personnel. Competition for these employees is intense. If we cannot attract and retain qualified personnel, our business and prospects will suffer.

IF WE FAIL TO ESTABLISH OR MAINTAIN RELATIONSHIPS WITH PARTIES THAT AGREE TO RESELL OUR PRODUCTS ON AN ORIGINAL EQUIPMENT MANUFACTURER BASIS, OUR REVENUE WILL DECREASE

     We anticipate that a significant portion of our future revenue will be derived from sales to customers that integrate our products into their own or resell our products under their own brand names. Therefore, our revenue will be increasingly dependent upon the ability and willingness of these original equipment manufacturers to promote products that incorporate our products and technology. Their ability and willingness to do so is based upon a number of factors, including:

     - our timely development of new products with increased reliability, functionality, speed and performance at acceptable prices to end users;

     - the compatibility of our technology with emerging industry standards;

     - general industry competition; and

     - overall economic conditions.

     Many of these factors are beyond our control. Additionally, these customers may have profitability or other incentives to promote internal solutions or competing products in lieu of products incorporating our technology. Sales by these customers also could compete with our products, possibly hurting our sales, reducing our margins and adversely affecting the marketability of our products. Our inability to promote sales through these manufacturers could decrease our revenue.

     We may also enter into agreements to obtain products from another manufacturer or manufacturers for resale on a Madge-labeled or OEM basis, such as our agreement with Intel. We are dependent in any such arrangement upon the manufacturer of products to provide us with timely shipments at a cost-effective basis, and may also depend upon our OEM supplier for technology, intellectual property indemnification, support and other assistance. There is no guarantee that an OEM supplier can or will continue to provide such things on a cost-effective basis.

WE DEPEND UPON OUR OPERATIONS OUTSIDE OF THE UNITED STATES, WHICH SUBJECT US TO CURRENCY EXCHANGE RATE FLUCTUATIONS

     We derived approximately $300.2 million, $252.6 million, $199.7 million and $110.8 million, or 62%, 66%, 66% and 77%, of our net sales from operations outside of the Americas in the years ended December 31, 1996, 1997 and 1998, and the nine months ended September 30, 1999, respectively. We expect that sales outside of the United States will continue to represent a majority of our revenue. A significant portion of this business outside of the United States is conducted in currencies other than the U.S. dollar. As a result, we are subject to currency exchange rate fluctuations and the associated difficulty of administering business globally. Fluctuations in the value of foreign currencies cause revenue or other numbers tied to the U.S. dollar to change in comparison with similar numbers in previous periods. Due to the number of currencies involved, the constantly changing currency exposures, and the substantial volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations upon future operating results. These exchange rate fluctuations could distort the results of our operations.

UNDETECTED YEAR 2000 COMPLIANCE ISSUES COULD STILL HARM OUR BUSINESS

     We are still assessing possible impacts of the Year 2000 problem and may still suffer as a result of defects relating to Year 2000 compliance that have not yet been detected. Worst-case scenarios for us could include material difficulties in obtaining finished products from our contract manufacturers, material difficulties processing orders for our products, material difficulties with management information systems relied upon by us which might affect collections, management decisions and financial reporting. There can be no assurance that Year 2000 issues will not result in disruption to our business resulting from third party suppliers' or service providers' business disruption, will not result in additional risks to our product supply, internal systems or will not result in claims from external users of our products, all of which could result in a material adverse effect on our business, operating results and financial position.

                         RISKS RELATED TO THIS OFFERING

OUR COMMON SHARE PRICE HAS BEEN, AND IS LIKELY TO CONTINUE TO BE, VOLATILE AND COULD DROP UNEXPECTEDLY

     The trading price of our common shares has been volatile and may continue to be volatile in response to the following factors:

     - quarterly variations in our operating results;

     - announcements of technical innovations, new products or services by us or our competitors;

     - investor perception of us, the market we operate in or the Internet in general;

     - changes in financial estimates by securities analysts; and

     - general economic and market conditions.

     The stocks of many technology companies have experienced significant fluctuations in trading price and volume. Often these fluctuations have been unrelated to operating performance. Declines in the market price of our common shares could also materially adversely affect employee morale and retention, our access to capital and other aspects of our business.

THE SALE OF A SUBSTANTIAL NUMBER OF COMMON SHARES IN THIS OFFERING MAY AFFECT OUR SHARE PRICE

     The market price of our common shares could decline as a result of sales of substantial amounts of common shares in this offering or the perception that substantial sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

IF OUR SHARE PRICE REMAINS VOLATILE, WE MAY BECOME SUBJECT TO SECURITIES LITIGATION, WHICH IS EXPENSIVE AND COULD DIVERT OUR RESOURCES

     In the past, following periods of market volatility in the price of a company's securities, security holders have instituted class action litigation. Many Internet-related companies have been subject to this type of litigation. If the market value of our common shares experiences adverse fluctuations, and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management's attention could be diverted, causing our business to suffer.

WE MAY USE THE PROCEEDS FROM THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE

     We are not required to allocate the proceeds from this offering to any specific investment or transaction. Therefore, we have significant flexibility in applying these proceeds, and you cannot determine the value or propriety of our use of proceeds. If we do not apply the funds we receive effectively, our accumulated deficit will increase and we may lose significant business opportunities. See "Use of Proceeds" in this prospectus and the applicable prospectus supplement for a more detailed description of how we intend to apply the proceeds from this offering.

                     RISKS RELATED TO OUR CAPITAL STRUCTURE

VARIOUS TRUSTS POSSESS THE ABILITY TO EXERCISE CONTROL OVER US AND COULD HAVE INTERESTS THAT DIFFER FROM INVESTORS

     Various trusts established by Robert Madge, our principal founder and chief executive officer, indirectly own approximately 47% of the outstanding common shares. Therefore, the trustees have the power to control or influence matters submitted for shareholder approval, including the election of directors. Certain transactions, which also require shareholder approval, will be more difficult to consummate without the support of the trusts. Such transactions include proxy contests, acquisitions, tender offers, open market purchase programs or other purchases of common shares that could give our shareholders the opportunity to realize a premium over the then-prevailing market price for their shares. In addition, Mr. Madge personally holds options to purchase common shares, of which with respect to 1.16% of our outstanding common shares have vested or will vest within the next 60 days.

OUR CHARTER DOCUMENTS AND THE LAWS OF THE NETHERLANDS COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US

     The shareholders have authorized the Management Board to issue preferred shares and common shares for a fixed period of time without further shareholder approval. The issuance of such preferred shares and common shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting shares of Madge.

BECAUSE JUDGMENTS ISSUED BY COURTS IN THE UNITED STATES MAY NOT BE ENFORCEABLE IN THE NETHERLANDS OR ELSEWHERE OUTSIDE THE UNITED STATES, YOU MAY HAVE DIFFICULTY ASSERTING CLAIMS AGAINST US

     Judgments of United States courts, including judgments against us or our officers and directors based upon allegations of violations of United States federal or United States state securities laws, may not be enforceable in The Netherlands or elsewhere outside the United States.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including the funding of the expansion of Madge.web.

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

                 DESCRIPTION OF SECURITIES THAT MAY BE OFFERED

     We may offer debt securities, common shares, warrants to purchase debt securities or common shares, share purchase units and share purchase contracts, or any combination of the foregoing, either individually or as units consisting of one or more securities. We may offer up to $30 million worth of securities under this prospectus. If securities are offered as units, we will describe the terms of the units in a prospectus supplement.

                       DESCRIPTION OF THE DEBT SECURITIES

     We may offer any combination of senior debt securities or subordinated debt securities. Debt securities are unsecured general obligations of Madge. Senior debt securities will rank above all subordinated indebtedness and equal to all other indebtedness outstanding on the date of the prospectus supplement. Subordinated debt securities will rank in right of payment below all other indebtedness outstanding at or after the time issued, unless the other indebtedness provides that it is not senior to the subordinated debt. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in the prospectus supplement. A copy of the form of each type of indenture has been or will be filed as an exhibit to the registration statement of which this prospectus is a part. A prospectus supplement will describe the particular terms of any debt securities we may offer. The following summaries of the debt securities and the indentures are not complete. We strongly urge you to read the indentures and the description of the debt securities included in the prospectus supplement.

GENERAL

     The debt securities will have terms that are consistent with the indentures. Unless otherwise specified in the applicable prospectus supplement, senior debt securities will be unsecured and unsubordinated obligations of Madge and will rank equally with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. The indentures might not limit the amount of other debt that we may incur and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt. The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

     - the title of the debt securities;

     - any limit on the aggregate principal amount of such debt securities or the series of which they are a part;

     - the person to whom any interest on a debt security of the series will be paid;

     - the date or dates on which we must pay the principal;

     - the rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

     - the place or places where we must pay the principal of and any premium or interest on the debt securities;

     - the terms and conditions on which we may redeem any debt security, if at all;

     - any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

     - the denominations in which we may issue the debt securities;

     - the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

     - the currency in which we will pay the principal of and any premium or interest on the debt securities;

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

     - the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

     - the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon maturity or that will be deemed to be outstanding as of any date;

     - if applicable, that the debt securities are defeasible;

     - if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, common shares or other securities or property;

     - whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

     - the subordination provisions that will apply to the subordinated debt securities;

     - any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of such debt securities due and payable; and

     - any addition to or change in the covenants in the indentures.

     We may sell the debt securities at a substantial discount below their stated principal amount. We will describe special U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An "original issue discount security" is any debt security that provides for an amount less than the principal amount to be due and payable upon the declaration of acceleration of the maturity in accordance with the terms of the applicable indenture. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe certain U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the applicable prospectus supplement.

CONVERSION AND EXCHANGE RIGHTS

     The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for common shares or other securities or property. The conversion or exchange may be mandatory or may be at your option. We will describe how the number of common shares or other securities or property to be received upon conversion or exchange would be calculated.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. The indebtedness underlying the subordinated debt securities will be payable only if all payments due under senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution or winding-up or liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration. We may not resume payments on the subordinated debt securities until the defaults are cured or certain periods pass. If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

GLOBAL SECURITIES

     The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of the debt securities. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer. No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary unless (1) the depositary has notified us that it is unwilling or unable to continue as depositary or (2) an event of default occurs and continues with respect to the debt securities. The depositary will determine how all securities issued in exchange for a global security will be registered. As long as the depositary or its nominee is the registered holder of a global security, the depositary or the nominee will be considered the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities.

     We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security. Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

     Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant. The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the applicable trustee assume no responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security.

PAYMENT AND PAYING AGENTS

     Unless otherwise stated in the prospectus supplement, we will pay principal of and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest. Unless otherwise stated in the prospectus supplement, we will pay principal of and any premium or interest on the debt securities at the office of our designated paying agent, except we may pay interest by check mailed to the address of the person entitled to the payment. Unless we state otherwise in the prospectus supplement, the corporate trust office of the trustee will be the paying agent for the debt securities. Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities. The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. The holder thereafter may look only to us for payment.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Under the terms of the indentures, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

     - the successor is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of The Netherlands, the United States or any state thereof or any other country recognized by the United States and assumes our obligations under the debt securities and the indentures;

     - immediately after the transaction, no event of default occurs and continues; and

     - we meet certain other conditions.

EVENTS OF DEFAULT

     Each of the following will constitute an event of default under each indenture:

     - failure to pay principal of or any premium on any debt security when due;

     - failure to pay any interest on any debt security when due, continued for a specified number of days;

     - failure to deposit any sinking fund payment, when due;

     - failure to perform any other covenant in the indenture that continues for a specified number of days after written notice has been given by the trustee, or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

     - certain events in bankruptcy, insolvency or reorganization of Madge Networks N.V.; and

     - any other event of default specified in the prospectus supplement.

     If an event of default, other than an event of default as a result of certain events of bankruptcy, insolvency or reorganization, occurs and continues, either the trustee or the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. If an event of default occurs as a result of certain events of bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series automatically will become immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. Except for certain duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless (1) the holder has previously given the trustee written notice of a continuing event of default,
(2) the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request, and the holders have offered reasonable indemnity to the trustee to institute the proceeding, and (3) the trustee has failed to institute the proceeding, and has not received a direction inconsistent with the request within a specified number of days. Each indenture will include a covenant requiring our officers to furnish to the trustee annually a statement as to whether, to their knowledge, we are in default under the indenture and, if so, specifying all such known defaults.

MODIFICATION AND WAIVER

     We and the trustee may amend the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the amendment. However, to the extent discussed in the prospectus supplement, without the consent of each holder, we may not make any amendment that would:

     - change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

     - reduce the principal, premium or interest on any debt security;

     - reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity;

     - change the place or currency of payment of principal, premium or interest on any debt security;

     - impair the right to enforce any payment on any debt security;

     - in the case of subordinated debt securities, modify the subordination provisions in a manner materially adverse to their holders;

     - in the case of debt securities that are convertible or exchangeable into other securities of Madge Networks N.V., adversely affect the right of holders to convert or exchange any of the debt securities;

     - reduce the percentage in principal amount of outstanding securities of any series for which the holders' consent is required;

     - reduce the percentage in principal amount of outstanding securities of any series necessary for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults; or

     - modify provisions with respect to modification and waiver.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive, on behalf of the holders of all debt securities of that series, our compliance with certain restrictive provisions of the indentures. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal of an premium, if any, or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder's consent. Except in certain limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In certain limited circumstances, the trustee may set a record date for action by holders. To be effective, the action must betaken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

DEFEASANCE AND COVENANT DEFEASANCE

     To the extent stated in the prospectus supplement, we may elect to apply the provisions relating to defeasance and discharge of indebtedness, or to defeasance of certain restrictive covenants in the indentures, to the debt securities of any series.

NOTICES

     We will mail notices to holders of debt securities at the addresses that appear in the security register.

TITLE

     We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

                          DESCRIPTION OF COMMON SHARES

     Under our articles of association, we may issue up to 100,000,000 common shares. On December 31, 1999, there were 40,380,554 common shares outstanding and 130,000 common shares held in treasury. Each shareholder of record is entitled to one vote for each common share held on every matter submitted to a vote of shareholders. Following a resolution by the Board concerning the reservation to be made for the Company, if any, the shareholders, at a general meeting of shareholders, may decide upon a distribution of the remainder of our profits to all shareholders out of nonreserved profits insofar as permitted by law and taking into account the dividend rights of holders of preferred shares, if any. In the event of our liquidation, dissolution or winding up, subject to the liquidation preference of holders of the preferred shares, if any, holders of common shares are entitled to receive, on a pro rata basis, all remaining assets available for distribution to the holders of common shares. The holders of common shares are entitled to preemptive rights to purchase a pro rata portion of future common share offerings; however, the shareholders have conferred on the Management Board the power to limit or exclude these preemptive rights for a period of five years. The Management Board has exercised this power to exclude the preemptive rights to which all holders of outstanding shares and the shares offered by this prospectus would otherwise be entitled. See "Summary of Certain Provision of the Articles of Association and Other Matters -- Preemptive Rights."

             DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON SHARES

     The following summarizes the terms of common share warrants we may issue. This description is subject to the detailed provisions of a share warrant agreement that we will enter between us and a share warrant agent we select at the time of issue. Copies of any share warrant agreement will be filed with the SEC.

GENERAL

     We may issue share warrants evidenced by share warrant certificates under the share warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer share warrants, the prospectus supplement will describe the terms of the share warrants, including:

     - the offering price, if any;

     - the number of common shares purchasable upon exercise of one share warrant and the initial price at which the shares may be purchased upon exercise;

     - the dates on which the right to exercise the share warrants begins and expires;

     - U.S. federal income tax consequences;

     - call provisions, if any;

     - the currencies in which the offering price and exercise price are payable; and

     - if applicable, the antidilution provisions of the share warrants.

     The common shares we issue upon exercise of the share warrants will, when issued in accordance with the share warrant agreement, be validly issued, fully paid and nonassessable.

EXERCISE OF SHARE WARRANTS

     You may exercise share warrants by surrendering to the share warrant agent the share warrant certificate, which indicates your election to exercise all or a portion of the share warrants evidenced by the certificate. Surrendered share warrant certificates must be accompanied by payment of the exercise price in the form of cash or a check. The share warrant agent will deliver certificates evidencing duly exercised share warrants to the transfer agent. Upon receipt of the certificates, the transfer agent will deliver a certificate representing the number common shares purchased. If you exercise fewer than all the share warrants evidenced by any certificate, the share warrant agent will deliver a new share warrant certificate representing the unexercised share warrants.

NO RIGHTS AS SHAREHOLDERS

     Holders of share warrants are not entitled to vote, to consent, to receive dividends or to receive notice as shareholders with respect to any meeting of shareholders, or to exercise any rights whatsoever as shareholders of Madge.

                       DESCRIPTION OF THE SHARE PURCHASE
                       UNITS AND SHARE PURCHASE CONTRACTS

     The following summarizes the general terms of share purchase units and share purchase contracts we may issue. The particular terms of any share purchase units or share purchase contracts we offer will be described in the prospectus supplement. This description is subject to the share purchase contracts, and any collateral arrangements and depositary arrangements, relating to the share purchase contracts or share purchase units. We may issue share purchase contracts, including contracts obligating holders to purchase from us, and we to sell to the holders, a specified number of common shares at a future date or dates. We may fix the consideration per common share at the time we issue the share purchase contracts, or the consideration may be determined by referring to a specific formula stated in the share purchase contracts. We may issue the share purchase contracts separately or as a part of share purchase units consisting of a share purchase contract and debt securities or debt obligations of third parties, including U.S. Treasury securities, that secure the holders' obligations to purchase the common share under the share purchase contracts. The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa. These payments may be unsecured or refunded on some basis. The share purchase contracts may require holders to secure their obligations in a specified manner.

            DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

     The following summarizes the terms of the debt warrants we may offer. The debt warrants will be subject to the detailed provisions of a debt warrant agreement that we will enter into with a debt warrant agent we select at the time of issue.

GENERAL

     We may issue debt warrants evidenced by debt warrant certificates independently or together with any securities offered by any prospectus supplement. If we offer debt warrants, the prospectus supplement will describe the terms of the warrants, including:

     - the offering price, if any;

     - the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants;

     - if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

     - if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;

     - the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise;

     - the dates on which the right to exercise the debt warrants begins and expires;

     - U.S. federal income tax consequences;

     - whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

     - the currencies in which the offering price and exercise price are payable; and

     - if applicable, any antidilution provisions.

     You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may present debt warrant certificates for registration of transfer at the corporate trust office of the debt warrant agent, which will be listed in the prospectus supplement. Warrant holders do not have any of the rights of holders of debt securities, except to the extent that the consent of warrant holders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, warrant holders are not entitled to payments of principal of and interest, if any, on the debt securities.

EXERCISE OF DEBT WARRANTS

     You may exercise debt warrants by surrendering the debt warrant certificate at the corporate trust office of the debt warrant agent with payment in full of the exercise price. Upon the exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver the debt securities in authorize denominations in accordance with your instructions and at your sole cost and risk. If less than all the debt warrants evidenced by the debt warrant certificate are exercised, the agent will issue a new debt warrant certificate for the remaining amount of debt warrants.

                 SUMMARY OF CERTAIN PROVISIONS OF THE ARTICLES
                        OF ASSOCIATION AND OTHER MATTERS

GENERAL MEETINGS OF SHAREHOLDERS

     All holders of common shares are entitled personally to attend any general meeting of shareholders and to cast one vote for each share held. The annual general meeting of shareholders is required to be held in The Netherlands, no later than six months after the end of our fiscal year. Other general meetings may be called by the Board, which shall consist of the members of the management board and of the supervisory board, or, subject to certain conditions, by the holders of at least 10% of our outstanding shares. Resolutions at general meetings of shareholders may be taken only when a quorum of at least 33 1/3% of the outstanding shares entitled to vote are represented in person or by proxy. There are no laws currently in effect in The Netherlands or provisions in the articles of association limiting the rights of non-resident or foreign investors to hold or vote common shares.

ELECTION AND TENURE OF MANAGING DIRECTORS AND SUPERVISORY DIRECTORS; POWER TO REPRESENT AND BIND THE COMPANY

     Madge has a management board and a supervisory board. The management board is entrusted with our management. The supervisory board supervises the management board and the general affairs and business. Our Board as set forth above consists of the members of the management board and supervisory board. The number of managing directors and supervising directors is determined from time to time by the shareholders at the annual general meeting of shareholders. Vacancies in the management board or supervisory board are filled by the shareholders, generally at the first general meeting after such vacancy occurs or is created. Managing directors and supervisory directors serve until the expiration of their respective terms of office or their resignation, death or removal, with or without cause, by the shareholders. Members of our management board will stand for election at each annual general meeting of shareholders. In accordance with our articles of association, the supervisory board has adopted a retirement plan such that the supervisory board is effectively divided into three classes, with staggered three-year terms. As a result, only one-third of the supervisory board will be elected at each annual general meeting of shareholders, with the other classes continuing for the remainder of their respective three-year terms. This classification of the supervisory board may make it more difficult for our shareholders to replace the supervisory board but should not be construed to operate as staggered boards do in the United States. In addition, because Netherlands law permits perpetual terms for members of boards and because approximately 47% of our outstanding common shares are owned by various trusts established by Robert Madge, the trustees of these trusts will have significant control or influence to change or make perpetual the terms of office of members of our management and supervisory boards.

ANNUAL FINANCIAL STATEMENTS AND DIVIDENDS

     Within five months after the close of our fiscal year, the management board is required to submit to the shareholders a report of management with respect to such fiscal year and our financial statements for such year, accompanied by a certificate of an independent accountant on such financial statements. The annual financial statements are submitted for adoption by the shareholders at the annual general meeting of shareholders, which must be held no later than six months after the close of our fiscal year. Under our articles of association, the unconditional adoption of the annual financial statements constitutes a discharge of the management board for the matters disclosed in such financial statements.

     Under our articles of association, the Board may set aside as reserves a part or all of our annual profits. The amount reserved is not available for the distribution of dividends. The general meeting of shareholders is entitled to decide upon a distribution of our profits to all shareholders out of nonreserved profits insofar as permitted by law and taking into account the dividend rights of holders of preferred shares, if any. Dividends may be paid either in cash or in kind. There are no laws currently in force in The Netherlands or provisions of our Articles of Association restricting payment of dividends to holders of common shares not resident in The Netherlands.

LIQUIDATION RIGHTS

     In the event of our liquidation, the assets remaining after payment of all debts, liquidation expenses and taxes are to be distributed ratably to the holders of common shares, subject to prior liquidation rights of the preferred shares, if any, then outstanding.

PREEMPTIVE RIGHTS

     Under the articles of association, the holders of common shares have preemptive rights with regard to common shares, to be issued pro rata in proportion to the aggregate par value of the common shares held. The holders of preferred shares have no preemptive rights.

     Preemptive rights in respect of common shares may be limited or precluded by resolution of a general meeting of shareholders. Preemptive rights may also be limited or precluded by a resolution of another body of the Company if shareholders have conferred such power on another such body of the Company. Such power may be conferred on such other body of the Company for a maximum period of five years and may from time to time be extended, but never for a period longer than five years.

     The management board currently has the authority to limit or exclude preemptive rights with respect to common shares issued until June 2004. The management board has exercised such right to preclude the exercise of preemptive rights with respect to all issued common shares and the common shares offered by this prospectus.

REPURCHASE BY US OF OUR OWN SHARES

     Subject to certain restrictions contained in Netherlands law and our articles of association, the shareholders have delegated to the management board the authority to cause us to purchase our own fully-paid shares in an amount not to exceed 10% of the outstanding shares in any year. Such authorization is valid through December 2001.

ISSUANCE OF ADDITIONAL SHARES

     Our authorized but unissued shares may be issued at such time, and on such conditions, as may be authorized by the shareholders or by the board, if authorized by the shareholders, for a maximum of five years. The shareholders have authorized the Management Board to issue all common shares and preferred shares of the Company until June 2004.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar of the common shares is ChaseMellon Shareholder Services, New York, New York.

                              PLAN OF DISTRIBUTION

     We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

     - the name or names of any underwriters, if any;

     - the purchase price of the securities and the proceeds we will receive from the sale;

     - any underwriting discounts and other items constituting underwriters' compensation;

     - any initial public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchange or market on which the securities may be listed.

     Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement. If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale.

     We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

     We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, an agent will act on a best efforts basis for the period of its appointment.

     We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

     We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities.

     Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

     All securities we offer other than certain common shares held in our treasury will be new issues of securities with no established trading market.

     Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

                                 LEGAL MATTERS

     Certain legal matters in connection with the securities offered hereby will be passed upon by Morrison & Foerster LLP, Palo Alto, California. The validity of the common shares offered hereby, and all other matters of Netherlands law will be passed upon by Allen & Overy, Amsterdam, The Netherlands.

                                    EXPERTS

     Ernst & Young, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 20-F for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information, as well as the registration statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. All of our filings beginning with our Quarterly Report on Form 6-K for the Quarter Ended July 4, 1999 can also be inspected on the Securities and Exchange Commission's Web site at www.sec.gov.

     We have filed with the Securities and Exchange Commission a registration statement on Form F-3 under the Securities Act of 1933 with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. You may inspect and copy the registration statement, including exhibits, at the Securities and Exchange Commission's public reference facilities or Web site.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     - Annual Report on Form 20-F for the year ended December 31, 1998;

     - Quarterly Report on Form 6-K for the quarter ended April 4, 1999;

     - Report on Form 6-K attaching the Notice and Proxy Statement for the Annual General Meeting of Shareholders in June 1999;


     - Quarterly Report on Form 6-K for the quarter ended July 4, 1999;



     - Quarterly Report on Form 6-K for the quarter ended October 1, 1999; and



     - Report on Form 6-K, dated January 20, 2000, attaching three press releases.


     You may obtain copies of these documents, other than exhibits, free of charge by contacting our Director of Investor and Public Relations, Ms. Lisa Ellis, at One State Street Plaza, 12th Floor, New York, New York 10004, telephone number (212) 709-1007. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate after the date on the front of the prospectus or prospectus supplement.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Expenses in connection with the issuance and distribution of the securities to be registered hereunder, all of which will be paid by us, will be substantially as follows (all amounts are estimated except the Securities and Exchange Commission registration fee.

                            ITEM                               AMOUNT
                            ----                              ---------
Securities and Exchange Commission registration fee.........  $7,920.00
Accounting fees and expenses................................      *
Trustee fees................................................      *
Rating agency fees..........................................      *
Legal fees and expenses.....................................      *
Transfer agent fees and expenses............................      *
Printing and engraving expenses.............................      *
Miscellaneous expenses......................................      *
                                                              ---------
          Total.............................................  $   *
                                                              =========

---------------

* To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The registrant has indemnification agreements with its directors and officers providing for limitations on a director's and officer's liability for damages, judgments, settlements, payments, fines, awards or costs and expenses of defense (including attorney's fees, bonds and costs of investigation) arising out of or in any way related to acts or omissions as a director or an officer, or in any other capacity in which services are rendered to the registrant or to any entity in which the registrant owns an equity interest. The registrant believes its indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and officers. The agreements provide that a director officer is not entitled to indemnification in circumstances in which he has been found to have committed an intentionally wrongful act or has been grossly negligent. Indemnification may not be available for certain violations of federal securities law or actions brought under Netherlands law and may be determined by the United States or Netherlands courts to be unenforceable in such circumstances.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     Exhibits:

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
  1.1*    Proposed Form of Underwriting Agreement
  4.1*    Form of Indenture
  4.2*    Form of Warrant to Purchase Common Shares
  4.3*    Form of Share Purchase Contract
  4.4*    Form of Warrant to Purchase Debt Securities
  5.1*    Opinion of Allen & Overy
 23.1*    Consent of Allen & Overy (included in Exhibit 5.1)
 23.2     Consent of Ernst & Young, Independent Auditors

---------------

* To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes the following :

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing of the offering specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM F-3 AND HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE NETHERLANDS, ON JANUARY 27, 2000.


                                          MADGE NETWORKS N.V.

                                          By:           ROBERT H. MADGE
                                            ------------------------------------

                                                      ROBERT H. MADGE*

                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AS OF JANUARY 27, 2000.



             NAME AND SIGNATURES                                   TITLE
             -------------------                                   -----


               ROBERT H. MADGE                   Chairman of the Board and Chief Executive
---------------------------------------------                     Officer
              ROBERT H. MADGE*                         (Principal Executive Officer)

             CHRISTOPHER BRADLEY                          Chief Financial Officer
---------------------------------------------          (Principal Financial Officer)
             CHRISTOPHER BRADLEY

                                                           Supervisory Director
---------------------------------------------
              MICHAEL D. FISHER

              CHARLES A. LYNCH                             Supervisory Director
---------------------------------------------
              CHARLES A. LYNCH*

               DENIS A. POMROY                             Supervisory Director
---------------------------------------------
              DENIS A. POMROY*

              MICHAEL F. KEILTY                          Authorized Representative
---------------------------------------------              in the United States
             MICHAEL F. KEILTY*


---------------


* Executed by attorney-in-fact Christopher Bradley.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------   ------------------------------------------------------------
  *1.1    Proposed Form of Underwriting Agreement
  *4.1    Form of Indenture
  *4.2    Form of Warrant to Purchase Common Shares
  *4.3    Form of Share Purchase Contract
  *4.4    Form of Warrant to Purchase Debt Securities
  *5.1    Opinion of Allen & Overy
 *23.1    Consent of Allen & Overy (included in Exhibit 5.1)
  23.2    Consent of Ernst & Young, Independent Auditors

---------------
* To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act.